Exhibit H(58)

Form of

AMENDMENT No. 1 TO RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AMENDMENT, dated as of February 1, 2023 (the “Amendment”), to the Rule 12d1-4 Fund of Funds Investment Agreement, effective as of January 19, 2022 (the “Agreement”), is entered into between each Acquiring Fund, severally and not jointly, (each, an “Acquiring Fund”), and each Acquired Fund, severally and not jointly, (each, an “Acquired Fund” and together with the Acquiring Fund(s), the “Funds”), listed on Schedule A.

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1) in reliance Rule 12d1-4 under the Investment Company Act of 1940, as amended (the “Rule”), subject to certain conditions of the Rule; and

WHEREAS, pursuant to Section 4(e) of the Agreement, the parties seek to amend Schedule A of the Agreement.

NOW, THERFORE, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A of the Agreement is deleted and replaced with the attached Schedule A.

2.	All other provisions of the Agreement shall remain in full force and effect.

3.	Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

4.	This Amendment may be executed in any number of counterparts, including facsimile copies thereof or electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

5.	This Amendment shall be governed by, and the terms and conditions construed under, the laws of the State of Maryland, without giving effect to principles of conflict of laws.

1

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

T. Rowe Price International Funds, Inc.

T. Rowe Price Institutional Income Funds, Inc.

Name of Authorized Signer	Print	Signature
Title: Vice President	Fran Pollack-Matz

MassMutual Select Funds, on behalf of the Acquiring Funds listed on Schedule A to the Agreement, severally and not jointly

Name of Authorized Signer	Print	Signature
Title: CFO and Treasurer	Renee Hitchcock

2

SCHEDULE A

List of Funds to Which the Agreement Applies

Acquiring Funds	Acquired Funds

Series of MassMutual Select Funds:	T. Rowe Price Institutional
MassMutual Select T. Rowe Price Retirement 2005 Fund	High Yield Fund
MassMutual Select T. Rowe Price Retirement 2010 Fund
MassMutual Select T. Rowe Price Retirement 2015 Fund	T. Rowe Price Institutional
MassMutual Select T. Rowe Price Retirement 2020 Fund	Floating Rate Fund
MassMutual Select T. Rowe Price Retirement 2025 Fund
MassMutual Select T. Rowe Price Retirement 2030 Fund	T. Rowe Price Dynamic
MassMutual Select T. Rowe Price Retirement 2035 Fund	Global Bond Fund
MassMutual Select T. Rowe Price Retirement 2040 Fund
MassMutual Select T. Rowe Price Retirement 2045 Fund
MassMutual Select T. Rowe Price Retirement 2050 Fund
MassMutual Select T. Rowe Price Retirement 2055 Fund
MassMutual Select T. Rowe Price Retirement 2060 Fund
MassMutual Select T. Rowe Price Retirement 2065 Fund
MassMutual Select T. Rowe Price Retirement Balanced Fund

3